Exhibit 5.1

faegredrinker.com

August 13, 2026	Faegre Drinker Biddle & Reath LLP 320 South Canal Street, Suite 3300 Chicago, Illinois 60606 +1 312 569 1000 main +1 312 569 3000 fax

Illinois Tool Works Inc.

155 Harlem Avenue

Glenview, Illinois 60025

Re:	Illinois Tool Works Inc. 4.650% Notes due 2029

Ladies and Gentlemen:

We have acted as counsel to Illinois Tool Works Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of (i) $1,500,000,000 in aggregate principal amount of 4.650% notes due 2029 (the “Notes”), pursuant to the Underwriting Agreement dated August 11, 2026 (the “Underwriting Agreement”) by and among the Company and each of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”). The Notes will be issued pursuant to an Indenture (the “Base Indenture”) dated November 1, 1986, as supplemented by a First Supplemental Indenture dated May 1, 1990 (together, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”). The Notes have been offered for sale pursuant to a prospectus supplement dated August 11, 2026 filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”), on August 12, 2026 to the prospectus (as amended and supplemented by the prospectus supplement, the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-3ASR (File No. 333-297334) filed by the Company with the Commission on July 9, 2026 (the “Registration Statement”).

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Indenture, the global certificate evidencing the Notes, the Underwriting Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended to the date hereof, the Company’s By-Laws, as amended to the date hereof, resolutions of the Company’s Board of Directors authorizing and approving the Indenture and the issuance and sale of the Notes, and such other documents and corporate records relating to the Company and the issuance and sale of the Notes as we have deemed appropriate.

On the basis of and subject to the foregoing and the qualifications set forth in Annex I attached hereto, we are of the opinion that the Notes have been duly authorized by all corporate action on the part of the Company and have been duly executed by the Company and, when the Notes shall have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued to and paid for by the Underwriters as contemplated in the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by the

Illinois Tool Works Inc.	-2-	August 13, 2026

effect of bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, receivership, assignment for the benefit of creditors and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and by equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States.

The opinion expressed above is limited to the specific issues addressed and to laws and facts existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any change in facts or in our knowledge of relevant facts, that occurs or becomes known to us after the date hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 13, 2026 and to the incorporation by reference of this opinion in the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

ANNEX I

In rendering the accompanying opinion letter, we wish to advise you of the following additional qualifications, limitations and assumptions to which such opinion letter is subject:

(a) As to certain relevant facts, we have relied upon representations made by the Company in the Underwriting Agreement, the Indenture and the Notes (collectively, the “Transaction Documents”), the assumptions set forth herein, and upon certificates of, and information provided by, officers and employees of the Company, reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation.

(b) Our opinion letter is limited to the laws of the State of Illinois and the General Corporation Law of the State of Delaware (the “Covered Laws”), and we express no opinion as to the effect on the matters covered by our opinions of any other law.

(c) Without limiting any other qualifications set forth herein, the opinion expressed above is subject to the effect of generally applicable law that (i) provides for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provides that a course of performance may operate as a waiver; (ii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (iii) governs and affords judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (iv) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (v) may require mitigation of damages; or (vi) provides a time limitation after which rights may not be enforced (i.e., statutes of limitation)

(d) We express no opinion as to the enforceability or effect on the Notes to the extent they contain (i) any provision that purports to constitute or provide for the waiver and release of any rights, claims, defenses, counterclaims or remedies of the Company, including waivers by the Company of any statutory or constitutional rights or remedies; (ii) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party; (iii) any remedial provisions that are not effected in a commercially reasonable manner, not taken in good faith or do not constitute fair dealing; (iv) provisions intended to permit modification thereof only by means of any agreement in writing by the parties thereto; (v) agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), provisions restricting access to courts (including without limitation agreements to arbitrate disputes), waivers of the right to jury trial, waivers of service of process requirements that would otherwise be applicable, provisions that purport to establish evidentiary standards, agreements that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or provisions otherwise affecting the jurisdiction or venue of courts; (vi) provisions relating to the non-waiver of any party’s rights, including terms providing that any failure to exercise or any delay in exercising rights or remedies will not operate as a waiver of any such rights or remedies; (vii) grants of powers of attorney; (viii) indemnification and contribution provisions, to the extent their enforceability may be limited by federal or state securities laws or principles of public policy; or (ix) provisions waiving or otherwise modifying legal or equitable defenses or other procedural, judicial or substantive rights.

(e) We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each party to each Transaction Document (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such Transaction Document enforceable against it; (iii) each party to a Transaction Document (other than the Company) has complied with all legal requirements pertaining to its status (such as legal investment laws, foreign qualification statutes and business activity reporting requirements) as such status relates to its rights to enforce such Transaction Document against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures, including electronic signatures, on each such document are genuine; (v) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Covered Laws are publicly available to lawyers practicing in the relevant jurisdictions; (vi) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the relevant jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (vii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Transaction Documents.